Exhibit 99.1

Jon Grisham
(914) 288-8100

ACADIA REALTY TRUST PRICES OFFERING OF 5.0 MILLION COMMON
SHARES

NEW YORK, NY – April 14, 2009 – Acadia Realty Trust (NYSE: AKR – “Acadia” or the “Company”), a real estate investment trust (“REIT”) announced today the pricing of its public offering of 5.0 million common shares of beneficial interest (“Common Shares”) at $11.95 per share.

The offering was increased in size from the originally contemplated 4.5 million Common Shares. The Company has granted the underwriters an option to purchase up to an additional 750,000 Common Shares during the next 30 days. The Company estimates that the net proceeds from this offering, before offering expenses, will be approximately $59.8 million or approximately $68.7 million if the underwriter’s option to purchase additional shares is exercised in full. The offering is expected to close on April 17, 2009, subject to customary closing conditions.

The book-running manager for this offering is Merrill Lynch & Co. The Co-Managers are J.P.Morgan, Barclays Capital, RBC Capital Markets and UBS Investment Bank.

The Company plans to use a portion of the net proceeds from the offering to reduce its indebtedness and the remaining net proceeds for general corporate purposes, which may include, among other things, further repayment of the Company’s debt, future acquisitions and redevelopments of, and capital improvements to, the Company’s properties.

Copies of the final prospectus supplement and the accompanying prospectus relating to these securities may be obtained, when available, from Merrill Lynch & Co., Attention: Prospectus Department, 4 World Financial Center, New York, New York 10080.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties including neighborhood and community shopping centers located in urban and suburban markets in major metropolitan areas.

Factors that could cause its forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2009 ("Form 10-K") and other periodic reports filed with the SEC and the preliminary prospectus supplement dated April 13, 2009, including risks related to: (i) dilution resulting from the Offering; (ii) the current global financial crisis and its effect on retail tenants, including several recent bankruptcies of major retailers; (iii) the Company’s reliance on revenues derived from major tenants; (iv) the Company’s limited control over joint venture investments; (v) the Company’s partnership structure; (vi) real estate and the geographic concentration of its properties; (vii) market interest rates; (viii) leverage; (ix) liability for environmental matters;(x) the Company’s growth strategy; (xi) the Company’s status as a REIT (xii) uninsured losses and (xiii) the loss of key executives. Copies of the Form 10-K and the other periodic reports the Company files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.